UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM 8-K

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CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 29, 2018

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Bright Mountain Media, Inc.

(Exact name of registrant as specified in its charter)

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Florida	000-54887	27-2977890
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

6400 Congress Avenue, Suite 2050, Boca Raton, Florida 33487

(Address of principal executive offices) (Zip Code)

561-998-2440

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☑

If an emerging growth company, indicate by checkmark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.02

Results of Operations and Financial Condition.

Bright Mountain Media, Inc. (OTCQB: BMTM) announced today that its estimated total revenue (unaudited) for the three months ended December 31, 2017 was approximately $1.5 million, a year over year increase in excess of 100% from its total revenue (unaudited) of approximately $645,000 reported for the fourth quarter of 2016.  The company also announced that following the continued integration of its Daily Engage Media subsidiary after the closing of the acquisition during the third quarter of 2017 that it now has relationships with over 700 publishers.

The preliminary fourth quarter 2017 (unaudited) revenue information included in this report is not based upon our audited financial statements and may change.  The preliminary revenue information includes calculations that have been prepared internally by management and have not been reviewed or audited by our independent registered public accounting firm.  There can be no assurance that Bright Mountain Media's actual results for the fourth quarter of 2017 will not differ from the preliminary information presented herein and such changes could be material.  This preliminary revenue data should not be viewed as a substitute for full financial statements prepared in accordance with GAAP and is not necessarily indicative of the results to be achieved for any future period.  Our audited financial statements for 2017 and unaudited fourth quarter 2017 financial statements will be contained in our Annual Report on Form 10-K for the year ended December 31, 2017 to be filed with the Securities and Exchange Commission on or before April 2, 2018.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 29, 2018	Bright Mountain Media, Inc.

	By:	/s/ W. Kip Speyer
W. Kip Speyer, Chief Executive Officer